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                                                                    EXHIBIT 12.1

                        TOTAL RENAL CARE HOLDINGS, INC.

                       RATIO OF EARNINGS TO FIXED CHARGES

  The ratio of earnings to fixed charges is computed by dividing fixed charges into earnings. Earnings is defined as pretax income from continuing operations adjusted by adding fixed charges and excluding interest capitalized during the period. Fixed charges means the total of interest expense, amortization of financing costs and the estimated interest component of rental expense on operating leases. In 1995, we changed our fiscal year end to December 31 from May 31.

                                            Seven months
                           Years ended          ended
                             May 31,        December 31,         Years ended December 31,          Nine months ended
                         ----------------  ----------------  ------------------------------------    September 30,
                          1994     1995     1994     1995     1995     1996      1997      1998          1999
                         -------  -------  -------  -------  -------  -------  --------  --------  -----------------
                                                (in thousands, except for ratio data)
Income before income
 taxes, minority
 interest, extraordinary
 items and cumulative
 effect of a charge in
 accounting principle .. $18,753  $24,323  $14,174  $26,436  $39,685  $60,945   $99,741   $64,085       $12,852
Minority interest.......  (1,046)  (1,593)    (878)  (1,784)  (2,544)  (3,578)   (4,502)   (7,163)       (6,425)
                         -------  -------  -------  -------  -------  -------  --------  --------       -------
                          17,707   22,730   13,296   24,652   37,141   57,367    95,239    56,922         6,427
                         -------  -------  -------  -------  -------  -------  --------  --------       -------
Fixed Charges:
Interest expense and
 amortization of debt
 issuance costs and
 discounts on all
 indebtedness...........   1,575    9,087    4,676    8,007   13,375   14,075    30,289    83,710        75,999
Interest portion of
 rental expense.........   1,926    2,475    1,438    1,950    3,347    5,301     8,196    12,992        12,379
                         -------  -------  -------  -------  -------  -------  --------  --------       -------
Total fixed charges.....   3,501   11,562    6,114    9,957   16,722   19,376    38,485    96,702        88,378
                         -------  -------  -------  -------  -------  -------  --------  --------       -------
Earnings before income
 taxes, extraordinary
 items, cumulative
 effect of a change in
 accounting principle
 and fixed charges...... $21,208  $34,292  $19,410  $34,609  $53,863  $76,743  $133,724  $153,624       $94,805
                         =======  =======  =======  =======  =======  =======  ========  ========       =======
Ratio of earnings to
 fixed charges..........    6.06     2.97     3.17     3.48     3.22     3.96      3.47      1.59          1.07
                         =======  =======  =======  =======  =======  =======  ========  ========       =======
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